Exhibit 21.1

Subsidiaries of NEP Group, Inc.

Name of Subsidiary	Jurisdiction of Organization

Coventry Street Properties Pty Ltd.	Australia

NEP Australia Pty Ltd.	Australia

NEP Group Holdings Pty Ltd.	Australia

NEP-GTV Holdco Pty Ltd.	Australia

Silk Studios Australia Pty. Ltd.	Australia

Screenworks LLC	California

SVP I, Inc.	California

Faber Audiovisuals Inc.	Delaware

NEP Broadcasting, LLC	Delaware

NEP Canada, Inc.	Delaware

NEP II, Inc.	Delaware

NEP Image Group LLC	Delaware

NEP Supershooters L.P.	Delaware

NEP/NCP Holdco, Inc.	Delaware

TMS Entertainment Limited	Delaware

Faber Audiovisuals JLT	Dubai

Ardmore Sound Ltd.	Ireland

Digital Space Ltd.	Ireland

Lantana Media Holdings, Ltd.	Ireland

NEP Media Investments Ireland, Ltd.	Ireland

Observe Outside Broadcasting, Ltd.	Ireland

Screen Scene Ltd.	Ireland

NEP LUXCO S.a.r.l.	Luxembourg

Faber Audiovisual	Netherlands

Faber Holding B.V.	Netherlands

LED Investments International B.V. Netherlands	Netherlands

LED’s Visions B.V.	Netherlands

NEP Europe Group B.V.	Netherlands

Bowtie Television Limited	UK

NEP (UK) Investments Limited	UK

NEP Cymru OB Limited	UK

NEP Visions Limited	UK

OBSTv Ltd.	UK